Exhibit 10.2

Quantum Corporation
224 Airport Parkway
Suite 550
San Jose, CA 95110
USA

+1 [408] 944-4000

Mr. Tony J. Blevins
Via electronic mail

August 27, 2025

Dear Tony:

We are pleased to offer you the opportunity to serve on the Board of Directors (the Board) of Quantum Corporation (Quantum), effective upon your signing and return of this letter and subject to the Board’s approval of your appointment and successfully passing a background check.

Our current Board compensation program provides a retainer of $50,000 annually. Additionally, you may be asked to serve on one or more committees as determined by our Nominating and Governance Committee. As a committee member or chair, you will receive additional cash retainers for this service. These retainers are paid in cash, generally in quarterly installments, and will be prorated for partial periods of service. Quantum will also reimburse you for any reasonable travel or incidental expenses associated with performing your duties as a Board member.

We will also recommend to the Leadership and Compensation Committee that a pro-rated portion of our current standard equity award of restricted stock units (RSUs) be awarded to you following your appointment to the Board. The value of RSUs to be awarded will be determined based on our closing stock price on the date of grant, the first day of the first month following your appointment. These RSUs will vest 100% on the earlier of one-year from the approval date of the award, or the date of Quantum’s next annual stockholder meeting. If you remain a Board member, you will receive an annual stock grant thereafter, currently set at a total quantity of 12,000 shares per year. Details regarding the annual stock program are subject to change.

Last, we are pleased to offer you the opportunity to participate in Quantum’s Deferred Compensation Program. Please let us know if you are interested in further information about this program and we will forward it to you.

To confirm your acceptance of our offer, you may electronically sign via DocuSign as sent to your personal email address. If you prefer, you can sign one copy of this letter, complete the enclosed documents, and return them to me via email.

Please contact me if you have any questions. Welcome to Quantum and I look forward to working with you..

Sincerely,
Tara Ilges
Quantum Corporation | Vice President, Corporate Affairs and Corporate Secretary

I understand and accept the terms of this agreement and agree to comply with all Quantum and Board policies and procedures, including those described in the documents listed as enclosures below.

Signed:	/s/ Tony J. Blevins	Date:	8/27/2025
Tony J. Blevins

Enclosures:
•Director Change of Control Agreement
•Director Indemnification Agreement
•Confidentiality Agreement
•Power of Attorney for Section 16 Filings
•OnTraQ: Quantum’s Code of Conduct
•Section 16 Certification
•Insider Trading Policy
•Corporate Governance Principles
•ACH Authorization Form
•Supplier Diversity Form
•W-9 Form